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                    ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT


                               THE CHAPMAN FUNDS, INC.
                            DEM MULTI-MANAGER EQUITY FUND
                             World Trade Center-Baltimore
                                      28th Floor
                                401 East Pratt Street
                              Baltimore, Maryland  21202



                                                                     [   ], 1998

Chapman Capital Management, Inc.
World Trade Center-Baltimore
401 East Pratt street
Suite 2800
Baltimore, Maryland  21202

Ladies and Gentlemen:

          This will confirm the agreement between the undersigned (the "Corporation") and you as follows:

          1. GENERAL. The Corporation is an open-end management investment company which has multiple investment portfolios including, the DEM Multi-Manager Equity Fund (the "Fund"). The Corporation proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives, policies and limitations specified in the Corporation's Prospectus and Statement of Additional Information (the "Prospectus") included in the Corporation's Registration Statement pertaining to the Fund, as amended and/or supplemented from time to time (the "Registration Statement"), filed under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the Prospectus have been furnished to you. Any amendments to the Prospectus shall be furnished to you promptly.

          2. ADVISORY SERVICES. Subject to the supervision and approval of the Corporation's Board of Directors, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objectives, policies and limitations as stated in the Prospectus as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will place orders for the purchase and sale of portfolio securities and will solicit brokers to execute transactions, including The


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Chapman Co., in accordance with the policies and restrictions regarding brokerage allocations of the Fund and the Corporation. You will furnish to the Corporation such statistical information with respect to the investments which the Corporation may hold or contemplate purchasing as the Corporation may reasonably request.

          3. ADMINISTRATIVE SERVICES. You will supply office facilities, data processing services, clerical, internal auditing services, executive and other administrative services; provide stationery and office supplies; prepare reports to the Fund's stockholders, tax returns and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of the Fund's shares; provide persons to serve as the Corporation's officers at the request of the Corporation's Board of Directors and generally assist in all aspects of the Fund's operations.

          4. ASSISTANCE. You may employ or contract with other persons to assist you in the performance of this Agreement. Such persons may include other investment advisory or management firms and officers or employees who are employed by both you and the Corporation. The fees or other compensation of such persons shall be paid by you and no obligation may be incurred on the Corporation's behalf to any such person.

          5. RECORD KEEPING AND OTHER INFORMATION. You will create and maintain all records required of you pursuant to your duties hereunder in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All such records will be the property of the Corporation and will be available upon request of the Corporation for inspection, copying and use by the Corporation and will be surrendered to the Corporation upon demand of the Corporation. Where applicable, such records will be maintained by you for the periods and in the places required by Rule 31a-2 under the 1940 Act. Upon termination of this Agreement, you will promptly surrender all such records to the Corporation or such person as the Corporation may designate.

          6. FEES. In consideration of the advisory services rendered pursuant to this Agreement, the Corporation, on behalf of the Fund, will pay you on the first business day of each month a fee at the annual rate of 1.25% of the value of the Fund's average weekly net assets during the preceding month. In consideration of the administrative services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the annual rate of .15 of 1% of the value of the Fund's average weekly net assets during the preceding month. Net asset value shall be computed in the manner, on such days and at such time or times as described in the


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Prospectus from time to time.  The fee for the period from the effective date of the Registration Statement to the end of the first month thereafter shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          7.   EXPENSES:

               (a) You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions and other expenses in any way related to the execution, recording and settlement of portfolio security transactions, fees of Directors who are not also your officers, Securities and Exchange Commission fees, state Blue Sky qualification fees, charges of custodians, transfer and dividend paying agents' premiums for directors and officers liability insurance, costs of fidelity bonds, industry association fees, outside auditing and legal expenses, costs of maintaining corporate existence, costs of maintaining required books and accounts, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of stockholders' reports and meetings, costs of preparing, printing and mailing share certificates, proxy statements and prospectuses, and any extraordinary expenses.

               (b) If in any fiscal year the aggregate expenses of a Fund (including fees paid to you pursuant to this Agreement, but excluding interest on borrowings, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Fund, the Fund may deduct from the payment to be made to you under this Agreement, or you will bear, such excess expense to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated, reconciled and effected or paid, as the case may be, on a monthly basis.

          8. LIABILITY. You shall exercise your best judgment in rendering the services to be provided to the Fund. The Corporation, on behalf of the Fund, agrees as an inducement to you and to others who may assist you in providing services to the Fund that you and such other persons shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Corporation and the Fund and the


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Corporation agree to indemnify and hold harmless you and such other persons against and from any claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such error of judgment or mistake of law or loss; provided, however, that the Corporation's obligation with respect to such claims, liabilities, actions, suits, proceedings, judgments or damages (and expenses incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such error of judgment or mistake of law or loss shall be limited to the "assets belonging to" (as such expression is defined in the Corporation's charter) the Fund and further provided that nothing herein shall be deemed to protect or purport to protect you or any other such person against any liability to the Corporation or to its security holders to which you or they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of the obligations and duties hereunder.

          9. OTHER ACCOUNTS. The Corporation understands that you and other persons with whom you contract to provide the services hereunder may from time to time act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Corporation has no objection to your or their so acting. When purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you or such other persons which have available funds for investment, the available securities will be allocated in a manner believed by you and such other persons to be equitable to the Fund and any other account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

          In addition, it is understood that you and the persons with whom you contract to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your or their right to engage in and devote time and attention to similar or other businesses.

          10. TERM. This Agreement shall continue with respect to the Fund until December 29, 1999 and thereafter shall continue automatically for successive annual periods ending on the anniversary of such date, provided such continuance with respect to the Fund is specifically approved at least annually by the Corporation's Board of Directors or a vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, provided


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that in either event its continuance also is approved by a majority of the
Corporation's Directors who are not "interested persons" (as defined in the 1940
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to the Fund without penalty, on 60 days' notice, by you or by the Corporation's Board of Directors or by vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

          11. "CHAPMAN," "DEM MULTI-MANAGER" AND "DEM" NAMES. The Corporation recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Chapman," "DEM Multi-Manager" and/or "DEM" as part of their name. You or your affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Corporation agrees that, at your request, the Corporation will take all necessary action to change the name of the Fund to a name not including "Chapman," "DEM Multi-Manager" and/or "DEM" in any form or combination of words.

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          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                        Very truly yours,

                                        THE CHAPMAN FUNDS, INC., ON BEHALF OF
                                        DEM MULTI-MANAGER EQUITY FUND


                                        By:
                                           -----------------------------------
                                        Name:   Nathan A. Chapman, Jr.,
                                        Title:  President


Accepted:

CHAPMAN CAPITAL MANAGEMENT, INC.


By:
   --------------------------------
Name:   Nathan A. Chapman, Jr.
Title:  President


BA3DOCS1/0080877.01